Monday September 17, 2:27 pm Eastern Time

Press Release

SOURCE: Intimate Brands, Inc.

Intimate Brands to Repurchase Up to $50 Million in Stock

COLUMBUS, Ohio, Sept. 17 /PRNewswire/ -- Intimate Brands, Inc. (NYSE: IBI - news) today announced its intention to purchase up to $50 million in Intimate Brands Class A common stock through open market purchases. The repurchase program will commence immediately, subject to market conditions. No shares will be purchased from The Limited, Inc.

About Intimate Brands, Inc.:
Intimate Brands, Inc. is the leading specialty retailer of intimate apparel, beauty and personal care products through the Victoria's Secret and Bath & Body Works brands. As of September 1, 2001, Victoria's Secret products are available through 897 lingerie and 472 beauty stores (of which 90 are stand-alone), the Victoria's Secret Catalogue and online at VictoriasSecret.com. The Company offers a broad selection of personal care, home fragrance and decor products through 1,524 Bath & Body Works and 129 White Barn Candle Company stores (of which 31 are stand-alone).

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: All forward-looking statements made by the Company in this release involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as "estimate," "project," "plan," "believe," "expect," "anticipate," "intend" and similar expressions may identify forward-looking statements. The following factors, among others, in some cases have affected and in the future could affect the Company's financial performance and actual results and could cause actual results for 2001 and beyond to differ materially from those expressed or implied in any forward-looking statements included in this release or otherwise made by management: changes in consumer spending patterns, consumer preferences and overall economic conditions; the impact of competition and pricing; changes in weather patterns; political stability; postal rate increases and charges; paper and printing costs; risks associated with the seasonality of the retail industry; risks related to consumer acceptance of the Company's products and the ability to develop new merchandise; the ability to retain, hire and train key personnel; risks associated with the possible inability of the Company's manufacturers to deliver products in a timely manner; risks associated with relying on foreign sources of production and availability of suitable store locations on appropriate terms and other factors that may be described in the Company's filings with the Securities and Exchange Commission. The forward-looking information provided in this release is based on information available to the Company as of the date of this press release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

SOURCE: Intimate Brands, Inc.